Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-13210, 333-139523, 333-148070, 333-156188 and 333-170185) of Altria Group, Inc. of our report dated June 19, 2013 relating to the financial statements and supplemental schedule of the Deferred Profit-Sharing Plan for Hourly Employees, which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP
Richmond, Virginia
June 19, 2013